As filed with the Securities and Exchange Commission on February 11, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
MIDDLEBROOK PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50414	52-2208264

(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of		Identification No.)
Incorporation)
7 Village Circle, Suite 100, Westlake, Texas 76262
(Address of Principal Executive Offices) (Zip Code)
20425 Seneca Meadows Parkway, Germantown, Maryland 20876
(Former Address of Principal Executive Offices) (Zip Code)
MiddleBrook Pharmaceuticals, Inc. Stock Incentive Plan
MiddleBrook Pharmaceuticals, Inc. New Hire Stock Incentive Plan
(Full title of the plan)
Brad Cole, Esq.
Senior Vice President, General Counsel and Secretary
MiddleBrook Pharmaceuticals, Inc.
7 Village Circle, Suite 100
Westlake, Texas 76262
(817) 837-1200
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)
Copies To:
Frederick W. Kanner, Esq.
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
(212) 259-8000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
		Maximum	Proposed Maximum
Title of Securities to	Amount to be	Offering Price Per	Aggregate Offering	Amount of
be Registered	Registered(1)	Share(2)	Price(2)	Registration Fee
Common Stock, $0.01 par value per share, reserved for issuance pursuant to the registrant’s Stock Incentive Plan	8,500,000 shares	$ 1.62	$ 13,727,500	$ 539.49
Common Stock, $0.01 par value per share, reserved for issuance pursuant to the registrant’s New Hire Stock Incentive Plan	4,500,000 shares	$ 1.62	$ 7,267,500	$ 285.61
Total	13,000,000 shares	$ 1.62	$ 20,995,000	$ 825.10

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Market on February 4, 2009.

EXPLANATORY STATEMENT
          This Form S-8 Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) by MiddleBrook Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in order to register 8,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon exercise of options granted or to be granted under the MiddleBrook Pharmaceuticals, Inc. Stock Incentive Plan (the “Plan”) and 4,500,000 shares of Common Stock issuable under the MiddleBrook Pharmaceuticals, Inc. New Hire Stock Incentive Plan. The MiddleBrook Pharmaceuticals New Hire Stock Incentive Plan, a copy of which is filed as an exhibit hereto, was adopted on September 26, 2008. On October 15, 2003, the Company filed with the Commission a Registration Statement on Form S-8 (Registration No. 333-109728) registering up to 4,567,679 shares of Common Stock issuable under the Plan (the “Initial Registration Statement”). On August 6, 2004, the Company filed with the Commission a Registration Statement on Form S-8 (Registration No. 333-118003) registering up to an additional 1,250,000 shares of Common Stock issuable under the Plan, and on June 9, 2006, the Company filed with the Commission a Registration Statement on Form S-8 (Registration No. 333-134913) registering up to an additional 1,500,000 shares of Common Stock issuable under the Plan (such registration statements, together with the Initial Registration Statement, being hereinafter referred to as the “Prior Registration Statements”). With the addition of 8,500,000 shares registered pursuant to this Registration Statement for issuance under the Plan, the total number of shares now registered for issuance pursuant to the Plan is 15,817,679. Pursuant to General Instruction E of Form S-8, the Company hereby incorporates by reference in this Registration Statement all contents of the Prior Registration Statements, including the exhibits thereto.
Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
               The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents filed with the Commission are hereby incorporated by reference:
•	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 25, 2008, including information incorporated by reference from our Definitive Proxy Statement on Schedule 14A for our annual meeting of stockholders filed on April 28, 2008.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008, filed with the SEC on May 14, 2008, August 14, 2008, and November 14, 2008, respectively.

•	Our Current Reports on Form 8-K filed with the SEC on January 30, 2008, April 10, 2008, July 8, 2008, July 30, 2008, September 10, 2008, October 23, 2008, and November 4, 2008.

•	The description of our common stock which is contained in the Company’s registration statement on Form S-1 (File No. 333-107599), as amended.

          All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and be a part hereof from the date of filing of such documents.
          Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
              Not applicable.
Item 5. Interests of Named Experts and Counsel.
              Not applicable.
Item 6. Indemnification of Directors and Officers.
          Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit, or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the Delaware Court of Chancery or other court shall deem proper.
          Our certificate of incorporation and bylaws provide that we will indemnify and advance expenses to our directors, officers and employees to the fullest extent permitted by Delaware law in connection with any threatened, pending or completed action, suit or proceeding to which such person was or is a party or is threatened to be made a party by reason of the fact that he or she is or was our director, officer or employee, or is or was serving at our request as a director, officer, employee or agent of another corporation or enterprise. We have entered into indemnification agreements with each of our directors and executive officers that provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.
          We have purchased directors’ and officers’ liability insurance to insure our directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Item 7. Exemption from Registration Claimed.
              Not applicable.
Item 8. Exhibits.
              The following documents are filed as Exhibits hereto:

Exhibit
Number	Description
4.1	Specimen common stock certificate, filed as an exhibit to the Company’s registration statement on Form S-1 (File No. 333-107599)

4.2	MiddleBrook Pharmaceuticals, Inc. Stock Incentive Plan, filed as an exhibit to the Company’s registration statement on Form S-1 (File No. 333-107599)

4.3	MiddleBrook Pharmaceuticals, Inc. New Hire Stock Incentive Plan

5.1	Opinion and Consent of Dewey & LeBoeuf LLP with respect to the legality of the securities being registered

10.1	Form of New Hire Nonqualified Stock Option Agreement

23.1	Consent of Dewey &LeBoeuf LLP (contained in their opinion filed herewith as Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney of directors and certain officers of the Company (included in Signature Page)
Item 9. Undertakings.
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake, State of Texas, on February 11, 2009.

MIDDLEBROOK PHARMACEUTICALS, INC.

By:	/s/ John Thievon
John Thievon
President and Chief Executive Officer
          Pursuant to the requirements of the Securities Act this registration statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below hereby constitutes and appoints John S. Thievon, Dave Becker, Brad Cole, or any of them, as such person’s true and lawful attorney-in-fact and agent with full power and substitution for such person and in such person’s name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, including any registration statements or amendments thereto filed pursuant to Rule 462(b) under the Securities Act, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

Signatures	Title	Date
/s/: John Thievon John Thievon	President, Chief Executive Officer and Director (Principal Executive Officer)	February 11, 2009

/s/: Dave Becker Dave Becker	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 11, 2009

/s/: Gordon Douglas, Jr. R. Gordon Douglas, Jr., M.D.	Chairman of the Board	February 11, 2009

/s/: Lord James Blyth Lord James Blyth	Director	February 11, 2009

/s/: James Cavanaugh James Cavanaugh	Director	February 11, 2009

/s/: Richard W. Dugan Richard W. Dugan	Director	February 11, 2009

/s/: Wayne T. Hockmeyer, Ph.D. Wayne T. Hockmeyer, Ph.D.	Director	February 11, 2009

/s/: William C. Pate William C. Pate	Director	February 11, 2009

/s/: Mark Sotir Mark Sotir	Director	February 11, 2009

/s/: Martin A. Vogelbaum Martin A. Vogelbaum	Director	February 11, 2009

/s/: Harold R. Werner Harold R. Werner	Director	February 11, 2009